UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 19, 2019

FlexShopper, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-37945	20-5456087
(State or other jurisdiction of incorporation	(Commission File Number)	(IRS Employer Identification No.)

2700 North Military Trail, Ste. 200 Boca Raton, FL	33431
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(855) 353-9289

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

Consulting Agreement

On February 19, 2019, FlexShopper, Inc. (the “Company”) entered into a Consulting Agreement (the “Consulting Agreement”) with XLR8 Capital Partners LLC (the “Consultant”). Pursuant to the Consulting Agreement, commencing March 1, 2019 and for a period of 12 months thereafter, the Consultant shall provide certain advisory services to the Company, including advising on retailer partnerships, management consulting and mentoring services, marketing consulting and call center and collection optimization relating to both lease-to-own and loan products (the “Services”). In consideration of the Services, the Company shall, on the last day of each month, pay to the Consultant a fee of $20,000 in cash and issue to the Consultant or its designee warrants exercisable for 40,000 shares of the Company’s common stock at an exercise price per share equal to the greater of $1.25 or 110% of the closing price of a share of the Company’s common stock on the Nasdaq Capital Market on the last trading day of such month. The Consultant may be eligible to receive additional warrants as bonus payments as determined by the Compensation Committee of the Company’s Board of Directors (the “Board”). The Consulting Agreement also contains customary confidentiality obligations of the Consultant and indemnification obligations of the Company. Howard S. Dvorkin, the Chairman of the Board, is the manager of the Consultant.

Commitment Letter and Subordinated Promissory Note

On February 19, 2019, FlexShopper, LLC (the “Borrower”), a wholly-owned subsidiary of the Company, entered into a letter agreement (the “Commitment Letter”) with NRNS Capital Holdings, LLC (“NRNS”), pursuant to which the Borrower issued a subordinated promissory note to NRNS (the “Note”) in the principal amount of $2,000,000. The Commitment Letter also contains a right of first offer, whereby the Borrower shall not incur any additional subordinated debt financing from any person other than NRNS without first offering to NRNS the right to provide such financing, until such time as NRNS or its affiliates have made an additional $2,000,000 aggregate amount of loans to the Borrower. Proceeds from the Note issuance will be used to fund the Company’s continued growth. Mr. Dvorkin, the Chairman of the Board, is the manager of NRNS.

Subject to certain exceptions, interest at a rate equal to five percent (5.00%) per annum in excess of the non-default rate of interest from time to time in effect under that certain Credit Agreement, dated as of March 6, 2015, among FlexShopper 2, LLC, Wells Fargo Bank, National Association, WE 2014-1, LLC and the lenders party thereto (the “Senior Credit Facility”), is payable monthly in arears. The Note matures on June 30, 2021 and cannot be prepaid by the Borrower without the written consent of NRNS (except upon a change of control or with the proceeds of any issuance of equity interests by the Company). Obligations under the Note are secured by essentially all of the Borrower’s assets. Obligations under the Note and the liens securing such obligations are subordinated to the obligations under the Senior Credit Facility and the liens securing the Senior Credit Facility, respectively. The Note is subject to customary representations and warranties and events of default. If an event of default occurs and is continuing, the Borrower may be required to repay all amounts outstanding under the Note.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The description set forth in Item 1.01 under the heading “Commitment Letter and Subordinated Promissory Note” is incorporated by reference into this Item 2.03.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FlexShopper, Inc.

February 22, 2019	By:	/s/ Brad Bernstein
Brad Bernstein, Chief Executive Officer

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